Exhibit 10.1
Purchase, Sale and Exploration Agreement
By and Between
Shelby Resources LLC
as Seller
and
Teton Energy Corporation
as Buyer
Dated March 24, 2008

EXHIBIT LIST

EXHIBIT A	Producing Properties
EXHIBIT B	Undeveloped Properties
EXHIBIT C	Wells/WI/NRI/Allocated Values
EXHIBIT D	Material Agreements
EXHIBIT E	Intentionally Omitted
EXHIBIT F	Gas Imbalance Schedule
EXHIBIT G	Preferential Rights and Required Consents
EXHIBIT H	Pending Litigation
EXHIBIT I	Notices of Potential Non-Compliance
EXHIBIT J	List of AFEs and Invoices
EXHIBIT K	Hedges
EXHIBIT L	Liens and Encumbrances
EXHIBIT M	Plugging and Abandonment Obligations
EXHIBIT N	Assignment, Bill of Sale and Conveyance
EXHIBIT O	Buyer’s Certificate
EXHIBIT P	Seller’s Certificate
EXHIBIT Q	FIRPTA Certificate
EXHIBIT R	Form of Warrants
EXHIBIT S	Registration Rights Agreement
EXHIBIT T	AAPL 1989 Model Form Operating Agreement

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE	1
1.1 Purchase and Sale	1
1.2 Excluded Assets	1
1.3 Effective Time	1

ARTICLE 2 PURCHASE PRICE	1
2.1 Purchase Price	1
2.2 Deposit	1
2.3 Allocation of the Purchase Price	1
2.4 Adjustments to Purchase Price	1
A. Settlement Statements	1
B. Property Expenses	1
C. Effective Time Apportionment of Property Expenses and Revenues	1
D. Upward Adjustments	1
E. Downward Adjustments	1
F. Gas Imbalances	1

ARTICLE 3 BUYER’S INSPECTION	1
3.1 Access to the Records	1
3.2 Disclaimer	1
3.3 Physical Access to the Leases, Lands and Wells	1
3.4 Buyer’s Agents	1

ARTICLE 4 TITLE MATTERS	1
4.1 Permitted Encumbrances	1
4.2 Purchase Price Adjustments for Title Matters	1
4.3 Casualty Loss	1
4.4 Preferential Rights and Required Consents	1
A. Required Consents	1
B. Preferential Rights	1
C. Exclusive Remedy	1

ARTICLE 5 ENVIRONMENTAL MATTERS	1
5.1 Definitions	1
5.2 Physical Condition of the Assets	1
5.3 Environmental Representations	1
5.4 Environmental Liabilities and Obligations	1
A. Assumed Environmental Liabilities	1
B. Retained Environmental Liabilities	1
5.5 Contested Environmental Defects	1
5.6 Exclusive Remedies	1

ARTICLE 6 SELLER’S REPRESENTATIONS	1
6.1 Company Representations	1
A. Corporate Representations	1
B. Seller	1
C. No Violation	1
6.2 Authorization and Enforceability	1
6.3 Liability for Brokers’ Fees	1
6.4 No Bankruptcy	1
6.5 Litigation	1
6.6 Judgments	1
6.7 Compliance with Law	1
6.8 Material Agreements	1
6.9 Hydrocarbon Sales Contracts	1
6.10 Area of Mutual Interest and Other Agreements	1
6.11 Imbalance Volumes	1
6.12 Property Expenses	1
6.13 Leases	1
6.14 Receipt of Proceeds	1
6.15 Accuracy of Information	1
6.16 Permits	1
6.17 Outstanding Commitments, AFEs and Invoices	1
6.18 Taxes	1
6.19 Hedging Arrangements	1
6.20 Surface Use Agreements	1
6.21 Liens and Encumbrances	1
6.22 Plugging and Abandonment Obligations	1

ARTICLE 7 BUYER’S REPRESENTATIONS	1
7.1 Corporate Representations	1
7.2 Authorization and Enforceability	1
7.3 Liability for Brokers’ Fees	1
7.4 Litigation	1
7.5 Financial Resources	1
7.6 Buyer’s Evaluation	1
A. Records	1
B. Independent Evaluation	1
7.7 SEC Filings; Financial Statements	1
7.8 Valid Issuance of Teton Shares	1
7.9 Capitalization	1

ARTICLE 8 COVENANTS AND AGREEMENTS	1
8.1 Covenants and Agreements of Seller	1
A. Operations Prior to Closing	1
B. Restriction on Operations	1
C. Notification of Claims	1
D. Existing Relationships	1
E. Buyer as Successor Operator	1

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8.2 Covenants and Agreements of Buyer	1
A. Replacement Bonds and Instruments	1
8.3 Confidentiality	1
A. Information	1
B. Return of Information	1
C. Injunctive Relief	1
8.4 Notice of Breach	1

ARTICLE 9 TAX MATTERS	1
9.1 Apportionment of Tax Liability	1
9.2 Tax Reports and Returns	1
9.3 Sales Taxes	1
9.4 Tax Information	1

ARTICLE 10 CONDITIONS PRECEDENT TO CLOSING	1
10.1 Seller’s Conditions Precedent	1
10.2 Buyer’s Conditions Precedent	1

ARTICLE 11 RIGHT OF TERMINATION AND ABANDONMENT	1
11.1 Termination	1
11.2 Liabilities Upon Termination	1
A. Buyer’s Breach	1
B. Seller’s Breach	1

ARTICLE 12 CLOSING	1
12.1 Date of Closing	1
12.2 Place of Closing	1
12.3 Closing Obligations	1

ARTICLE 13 POST-CLOSING OBLIGATIONS	1
13.1 Post-Closing Adjustments	1
A. Final Settlement Statement	1
B. Dispute Resolution	1
13.2 Records	1
13.3 Further Assurances	1

ARTICLE 14 ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION	1
14.1 Buyer’s Assumption of Liabilities and Obligations	1
14.2 Seller’s Retention of Liabilities and Obligations	1
14.3 Suspended Funds	1
14.4 Proceeds and Invoices for Property Expenses Received After the Settlement Date	1
B. Property Expenses	1
14.5 Indemnification	1
A. Survival; Termination of Indemnification	1
B. Indemnification Provisions for Buyer’s Benefit	1

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C. Indemnification Provisions for Seller’s Benefit	1
D. Exclusive Remedy	1
14.6 Indemnification Procedure	1
14.7 Dispute Resolution	1

ARTICLE 15 FUTURE OPERATIONS	1
15.1 Joint Operations	1
15.2 Area of Mutual Interest	1

ARTICLE 16 MISCELLANEOUS	1
16.1 Expenses	1
16.2 Notices	1
16.3 Amendments/Waiver	1
16.4 Assignment	1
16.5 Announcements	1
16.6 Counterparts/Fax Signatures	1
16.7 Governing Law	1
16.8 Entire Agreement	1
16.9 Knowledge	1
16.10 Binding Effect	1
16.11 Survival	1
16.12 Limitation on Damages	1
16.13 No Third-Party Beneficiaries	1
16.14 Condition Precedent	1
16.15 References, Titles and Construction	1

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PURCHASE, SALE AND EXPLORATION AGREEMENT
     This Purchase, Sale and Exploration Agreement (this “Agreement”), dated March 24, 2008 (“Execution Date”), is by and between Shelby Resources LLC, a Colorado limited liability company, 1658 Cole Boulevard, Suite 205, Lakewood, CO 80401 (“Shelby” or “Seller”) and Teton Energy Corporation, a Delaware corporation, 410 17th Street, Suite 1850, Denver, CO 80202 (“Teton” or “Buyer”). The transaction contemplated by this Agreement may be referred to as the “Transaction.” Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”
RECITALS
     A. Seller owns and desires to sell all of its interests in certain oil and gas properties located in Barber, Barton, Ellis, Graham, Rooks, Rush and Stafford Counties, Kansas, and 60% of its interest in certain other lands, all as more particularly described in Article 1 and Exhibits A and B.
     B. Buyer desires to purchase Seller’s interest in the assets referenced in Paragraph A above pursuant to the terms of this Agreement.
     C. To accomplish the foregoing, the Parties wish to enter into this Agreement.
AGREEMENT
     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase (i) all of Seller’s right, title and interest in the properties described on Exhibits A and C (“Producing Properties”) and (ii) an undivided sixty percent (60%) of Seller’s right, title, and interest in the properties described on Exhibit B (“Undeveloped Properties”), all pursuant to the terms of this Agreement, including Seller’s right, title and interest in the following (collectively, the “Assets”):
     A. The oil, gas and/or mineral leases and fee mineral interests specifically described in Exhibits A and B (the “Leases”), including without limitation all leasehold estates and interests, all royalty, overriding royalty, production payment, reversionary, net profit, contractual working interests and other similar rights and estates therein, the lands described in Exhibits A and B (the “Lands”), and the oil, gas and other hydrocarbons (“Hydrocarbons”) attributable to the Leases or Lands, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from the pool or unit allocated to any such Lands or Leases;

     B. The wells specifically described in Exhibit C (the “Wells”), together with all other oil and gas wells and all water, injection and disposal wells on the Lands or on lands pooled, communitized or unitized therewith, and all personal property, equipment, fixtures, improvements, permits, water discharge permits, rights-of-way and easements located on the Lands or used in connection with the production, gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Section 1.1 A.;
     C. The unitization, pooling and communitization agreements, declarations and orders, and the units created thereby, all operating agreements and unit operating agreements and all other such agreements relating to the properties and interests described in Sections 1.1 A. and B. and to the production of Hydrocarbons, if any, attributable to said properties and interests, including those which are described in Exhibit D;
     D. All existing and effective sales, purchase, exchange, gathering and service agreements and other contracts, agreements and instruments which relate, and only insofar as they relate, to the properties and interests described in Sections 1.1 A. through C.;
     E. All original files, records and data, including without limitation lease and well files, logs, seismic data, abstracts, title reports, memoranda and opinions, relating to the items described in Sections 1.1 A. through 1.1 D. maintained by Seller, but excluding Seller’s (i)  company files, financial records, and tax related records (including income tax returns and files related thereto) to the extent not relevant to the Assets and (ii) records and data to the extent transfer thereof is prohibited by unaffiliated third party contractual restrictions on transfer or protected by Seller’s attorney-client privilege. To the extent that any of the Records contain interpretations of Seller, Buyer agrees to rely on such interpretations at its own risk.
     1.2 Excluded Assets. Seller is selling its interest in the Assets, but is not selling and is retaining its interest in and to the Excluded Assets. As used herein, the term “Excluded Assets” refers to all of Seller’s right, title, and interest in and to the following:
          A. All of Seller’s (i) company files, financial records, and tax related records (including income tax returns and files related thereto), to the extent not relevant to the Assets and (ii) records and data to the extent transfer thereof is prohibited by unaffiliated third party contractual restrictions on transfer or protected by Seller’s attorney-client privilege;
          B. Any Asset excluded from this Agreement pursuant to Section 4.4 of this Agreement; and
          C. An undivided forty percent (40%) of Seller’s right, title and interest in the Undeveloped Properties.
     1.3 Effective Time. The purchase and sale of the Assets shall be effective as of March 1, 2008, at 12:01 a.m. local time at the location of the Assets (the “Effective Time”).
ARTICLE 2
PURCHASE PRICE
     2.1 Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be:

     A. $27,780,683.00 in cash (“Cash Portion”), as adjusted pursuant to Section 2.4 and Section 13.1;
     B. A number of shares of Teton’s common stock, par value $0.001, (“Common Stock”) with a value of $10,437,814.00. The number of shares of Common Stock to be delivered as part of the Purchase Price will be determined by dividing (i) $10,437,814.00 by (ii) the average closing trading price of the Common Stock (as adjusted for stock splits, stock combinations or any similar adjustments prior to the Closing Date) for the period from and including February 25, 2008 to and including the second trading day before the Closing Date (as defined below) (the “Initial Issue Price”), with the resulting quotient being rounded up to the nearest whole number of shares of Common Stock; and
     C. Warrants to acquire an additional 490,499 shares of Common Stock (as adjusted for stock splits, stock combination or any similar adjustments prior to the Closing Date) with an exercise price of $6.00 per share (“Warrants”) and an expiration date two years from the Closing Date.
     2.2 Deposit. Buyer has segregated the amount of $1,000,000.00 (the “Deposit”) in a separate bank account (the “Segregated Account”), to be distributed by Buyer as set forth in Articles 11 and 12 of this Agreement.
     2.3 Allocation of the Purchase Price. Buyer and Seller have allocated the Purchase Price among the Assets as set forth on Exhibit C. The value so allocated to a particular Asset may be referred to as the “Allocated Value” for that Asset. The undeveloped locations specifically described on Exhibit C shall be included in the term “Assets.”
     2.4 Adjustments to Purchase Price. All adjustments to the Cash Portion of the Purchase Price shall be made (i) according to the factors described in this Section 2.4, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication.
          A. Settlement Statements. The Cash Portion of the Purchase Price shall be adjusted at Closing pursuant to a preliminary settlement statement (the “Preliminary Settlement Statement”) prepared by Seller and submitted to Buyer on or before five business days prior to Closing for Buyer’s comment and review. The Preliminary Settlement Statement shall set forth all adjustments to the Cash Portion of the Purchase Price, the Closing Amount resulting from such adjustments and all associated calculations. The term “Closing Amount” means the Cash Portion of the Purchase Price, as adjusted as provided in this Section 2.4, using reasonable estimates as agreed to by the Parties if actual numbers are not available. After Closing, the Cash Portion of the Purchase Price shall be further adjusted pursuant to the Final Settlement Statement (as defined below) delivered pursuant to Section 13.1.
          B. Property Expenses. For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, royalties, overriding royalties, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 9), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of

Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.
          C. Effective Time Apportionment of Property Expenses and Revenues.
     Buyer and Seller agree that all revenues, costs and expenses (both operating and capital), including Property Expenses arising from the Assets will be apportioned between Buyer and Seller as of the Effective Time. Accordingly, (i) Seller shall be entitled to any production revenues or other amounts realized from or accruing to the Assets attributable to the period of time before the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets for the period of time before the Effective Time (but subject to the limitations set forth in Section 14.2); and (ii) Buyer shall be entitled to any production revenues or other amounts realized from and accruing to the Assets attributable to the period of time after the Effective Time, and shall be liable for the payment of all costs and expenses, including Property Expenses, royalties, overriding royalties, lease rental and maintenance costs and leasehold payments attributable to the Assets for the period of time after the Effective Time (subject to the provisions of Section 14.2).
          D. Upward Adjustments. The Cash Portion of the Purchase Price, and therefore the Purchase Price, each shall be adjusted upward by the following:
               1. An amount equal to all proceeds, receivables and other assets (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by Buyer from the sale of all Hydrocarbons produced from, credited to or arising from the Assets prior to the Effective Time;
               2. An amount equal to all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, incurred and paid by Seller that are attributable to the period after the Effective Time;
               3. To the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses attributable to the Assets after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs and prepaid utility charges;
               4. An amount equal to the value (net of applicable Taxes) of Seller’s share of all oil in storage tanks above the load line and gas through the meters on the pipeline at the Effective Time to be calculated as follows: The value shall be the product of (i) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports or gas through the meters on the pipeline (attributable to Seller’s interest) as of the Effective Time, multiplied by (ii) the EDQ price posted by Plains Marketing LP for March 2008 production together with any bonus provided for under Seller’s contract with Plains Marketing LP; provided, however, that the adjustment contemplated by this subsection shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable oil in the storage tanks above the load line or gas through the meters on the pipeline; and

               5. Any other amount agreed to by Buyer and Seller.
          E. Downward Adjustments. The Cash Portion of the Purchase Price, and therefore the Purchase Price, each shall be adjusted downward by the following:
               1. An amount equal to all proceeds (net of royalty and Taxes not otherwise accounted for hereunder) received and retained by Seller that are attributable to production from the Assets after the Effective Time;
               2. The amount of all direct and actual expenses attributable to the Assets, including, without limitation, the Property Expenses, that (i) remain unpaid by Seller and are assumed by Buyer, or (ii) have been paid by Buyer, in each case that are attributable to the period prior to the Effective Time;
               3. An amount equal to adjustments for Casualty Losses and Exclusion Adjustments, and other adjustments as set forth in this Agreement; and
               4. Any other amount agreed to by Buyer and Seller.
          F. Gas Imbalances. In addition to the foregoing, the Cash Portion of the Purchase Price shall be adjusted downward or upward, as appropriate, by an amount equal to $8.00 per MCF for the well and pipeline gas imbalances existing as of the Effective Time, as further outlined on Exhibit F (the “Gas Imbalance Schedule”). The Cash Portion of the Purchase Price, and therefore the Purchase Price, each shall be adjusted in the Preliminary Settlement Statement with respect to the imbalance volumes.
ARTICLE 3
BUYER’S INSPECTION
     3.1 Access to the Records. Prior to Closing and subject to Section 8.3, Seller will make the Records available to Buyer for inspection, copying, and review at Seller’s offices during normal business hours to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party.
     3.2 Disclaimer. Except for the representations contained in this Agreement, Seller makes no representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT

LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iii) ALLOWABLES OR OTHER REGULATORY MATTERS; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vi) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; and (vii) THE TAX ATTRIBUTES OF ANY ASSET. Buyer agrees that it has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets and the Transaction, including Buyer’s own estimate and appraisal of the extent and value of Seller’s Hydrocarbon reserves attributable to the Assets.
     3.3 Physical Access to the Leases, Lands and Wells. Upon reasonable notice and during normal business hours, Seller agrees to grant Buyer physical access to the Leases, Lands and Wells to allow Buyer to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Leases, Lands and Wells. In connection with any such on-site inspections and assessments, Buyer agrees not to interfere with the normal operation of the Leases and Wells and agrees to comply with all operational and safety requirements of the operators of the Wells. If Buyer or its agents prepares an environmental assessment of any Lease, Lands or Well, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. Such information shall be held confidential but may be disclosed to Buyer or Buyer’s affiliates, attorneys, officers, employees and consultants used in Buyer’s evaluation of Seller’s properties. Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process, order, regulation, or rule, or (ii) available to the public, or (iii) acquired from third parties not known by Buyer to have confidentiality obligations to Seller. In connection with granting such access, Buyer represents that it is adequately insured and waives, releases and agrees to indemnify Seller, and its managers, directors, officers, members, shareholders, employees, agents and representatives against all claims for injury to, or death of, persons or for damage to property arising as a result of any act or omission committed by Buyer or its employees, agents, contractors or representatives in conducting Buyer’s on-site inspections and environmental assessments of the Leases, Lands and Wells or otherwise arising out of such inspections and assessments. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.
     3.4 Buyer’s Agents. To the extent that Buyer uses agents to conduct its due diligence activities, either in Seller’s offices or on the Lands, Buyer agrees to (i) make such agents aware of the terms and conditions set forth in this Article 3 and the confidentiality provisions of Article 8, and (ii) ensure that such agents agree to be bound by the terms of this Article 3 and the confidentiality provisions of Article 8, and shall be responsible and liable for the actions of its agents.

ARTICLE 4
TITLE MATTERS
     4.1 Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:
               1. lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the net revenue interest set forth on Exhibit C (“NRI”);
               2. liens for Taxes, or assessments not yet due and delinquent;
               3. all rights to consent by, required notices to, filings with, or other actions by federal, state, or local governmental bodies, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance (“Routine Consents”);
               4. rights of reassignment upon the surrender or expiration of any Lease;
               5. the terms and conditions of the Material Agreements to the extent such do not decrease the NRI for the affected Asset below that shown on Exhibit C or increase the working interest set forth in Exhibit C (“WI”) for such Asset above that shown on Exhibit C without a corresponding proportionate increase in the NRI for such Asset either as of Closing or at some time thereafter;
               6. easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto so long as the same do not materially interfere with the operation of the affected Asset as has been conducted in the past and do not materially affect the value thereof;
               7. materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business incidental to operation of the Assets if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired; and
               8. all other contracts, agreements, instruments, obligations, defects and irregularities affecting an Asset that individually or in the aggregate are not such as to materially interfere with the operation, value or use of the affected Asset or have not prevented Seller from receiving, and cannot reasonably be expected to prevent Buyer from receiving, the proceeds of production from the affected Asset.
     4.2 Purchase Price Adjustments for Title Matters.
     Prior to the Execution Date hereof, the Parties have agreed separately in writing (“Title Agreement”) regarding the disposition of any title defects pertaining to the Assets other than with respect to (a) the Carmichael Well and the Carmichael #1 ARB Well and associated Leases located in Section 11, Township 11 South, Range 18 West, Ellis County, Kansas (collectively

“Carmichael Wells”) and (b) the Bartos A Well and associated Leases located in Section 15, Township 9 South, Range 19 West, Rooks County, Kansas (“Bartos Well”). Other than as provided in the Title Agreement, Buyer will assume at Closing (subject to Seller’s special warranty of title contained in the Assignment, Bill of Sale and Conveyance) the risk of and liability for title defects affecting any of the Assets other than the Carmichael Well and the Bartos Well. Buyer shall have until March 1, 2009 in which to advise Seller of any claim to an interest in the Carmichael Well or the Bartos Well asserted by either (x) any third party other than Buyer or those third parties reflected in Seller’s current division orders for such wells or (y) any party reflected in Seller’s current division orders claiming an interest in such well in an amount greater than that reflected in Seller’s current division orders (“Title Defect Notice”). The Title Defect Notice shall be in writing and must describe the claim asserted by the third party. Seller shall have thirty (30) days from its receipt of the Title Defect Notice in which to elect either (i) to cure the claimed title defect to Buyer’s reasonable satisfaction within ninety (90) days thereafter or (ii) to accept reassignment of the Well (limited to the Carmichael Well and the Bartos Well) from Buyer. If Seller elects to take reassignment of the Carmichael Well and/or the Bartos Well, Seller shall pay Buyer the Allocated Value for the affected Well(s), less all net profits accruing to the affected Well(s) from and after the Effective Time to the date of reassignment. Buyer shall reassign to Seller with special warranty of title the entire interests in the affected Well(s) previously assigned by Seller to Buyer hereunder, and Seller shall thereafter assume all liability associated with such reassigned Well(s). The remedy set forth in this Section 4.2 is Buyer’s sole and exclusive remedy for any claimed title defects in the Assets.
     4.3 Casualty Loss. After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain, (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility). At its sole option, Seller may elect to cure such Casualty Loss. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility and Seller shall be entitled to keep all associated insurance proceeds, if any. If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction, Buyer shall purchase the affected Asset at Closing for the Allocated Value thereof without any Purchase Price adjustment for such Casualty Loss.
     4.4 Preferential Rights and Required Consents. Other than Routine Consents and those shown on Exhibit G, there are no preferential rights to purchase the Assets (“Preferential Rights”) and no consents to the assignment thereof that are required to be obtained in connection with the consummation of the Transaction (“Required Consents”). If there are Preferential Rights or Required Consents, the provisions of this Section shall apply. If either Party discovers Assets affected by Preferential Rights or Required Consents, Seller shall use its commercially reasonable efforts to give the notices required in connection with the Preferential Rights in sufficient time prior to Closing to permit the lapse of the period of time in which to exercise such Preferential Rights prior to Closing and shall use its commercially reasonable efforts to obtain such Required Consents prior to Closing, provided that Seller shall not be required to expend any funds or make any other type of financial commitment as a condition to obtaining such Required Consent.

          A. Required Consents. If a Required Consent has not been obtained as of the Closing, then (i) the portion of the Assets for which such Required Consent has not been obtained shall not be conveyed at the Closing, (ii) the Allocated Value for that Asset shall not be paid to Seller, and (iii) Seller shall use its reasonable efforts to obtain such Required Consent as promptly as possible following Closing. If a Required Consent has been obtained as of the Final Settlement Date, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time after the Effective Time with Seller retaining such net proceeds attributable to the period of time after the Effective Time until the affected Asset is assigned, and with Seller bearing all attendant costs in connection therewith, including Property Expenses, royalties and overriding royalties, lease rental and maintenance costs and leasehold payments for the affected Asset accruing during this period of time. If such Required Consent has not been obtained as of the Settlement Date, the affected Asset shall be deemed to be an Excluded Asset and Seller shall retain such Asset and the Purchase Price shall be deemed to be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being an “Exclusion Adjustment”). Buyer shall reasonably cooperate with Seller in obtaining any Required Consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments as a condition of obtaining such consent.
          B. Preferential Rights. 1. If any Preferential Right affecting any portion of the Assets is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such Preferential Right shall be deemed to be Excluded Assets and the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice (with such adjustment being an “Exclusion Adjustment”).
               2. If by Closing, the time frame for the exercise of such Preferential Rights has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Right, that portion of the Assets affected by such Preferential Right shall be included in the Assets and assigned to Buyer at Closing. If such Preferential Right is exercised, the provisions of Section 4.4.B.3 shall apply.
               3. If the affected Asset has been conveyed to Buyer at Closing, and a Preferential Right affecting the Asset is consummated after Closing, Buyer agrees to convey such affected Asset to the party exercising such Preferential Right on the same terms and conditions under which Seller conveyed such Assets to Buyer and retain all amounts paid by the party exercising such Preferential Right. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such Asset to such exercising party, such conveyance to be in form and substance as provided in this Agreement, and Seller agrees to hold harmless and indemnify Buyer from any and all liabilities and obligations associated with such conveyed Asset.
          C. Exclusive Remedy. The remedies set forth in this Section 4.4 are the exclusive remedies under this Agreement for Preferential Rights and Required Consents.

ARTICLE 5
ENVIRONMENTAL MATTERS
     The provisions of this Article apply only to the environmental matters associated with the Assets as the result of oil and gas operations on the Lands.
     5.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:
     “Environmental Defect” means a condition in, on or under an Asset (including, without limitation, air, land, soil, surface and subsurface strata, surface water and ground water or sediments) that causes an Asset to be in violation of an Environmental Law. It is understood and agreed that matters of an essentially similar nature such as, but not limited to, oil spills, chemical barrels or equipment containing NORM found at a single site shall be deemed a single incident or condition. The Parties agree that each Environmental Defect will be addressed as a single incident or condition, and that Environmental Defects will not be aggregated on a per condition basis or otherwise (i.e., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site by site basis).
     “Environmental Law” means any law, statute, rule, regulation, code, ordinance or order issued by any federal, state, or local governmental entity as of the Execution Date regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste or hazardous materials.
     “NORM” means naturally occurring radioactive material.
     “Remediation” and “Remediate” mean actions taken, or to take actions, to correct an Environmental Defect or otherwise required to remediate in compliance with applicable Environmental Law.
     5.2 Physical Condition of the Assets.
     A. Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain previously plugged and abandoned wells, buried pipelines, storage tanks and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use has had on the physical condition of the Assets. Pursuant to the Safe Drinking Water and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets. Subject to Section 5.4 B, upon consummation of the Closing, Buyer shall be deemed to have assumed the risk of expense, claim, damage or liability arising from any such matter referred to in this section, including without limitation the risk that the Assets may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer’s investigation. Subject to Section 14.2, consummation of the Closing shall transfer all responsibility and liability related to the disposal, spills, waste or contamination from, on or below the Assets from Seller to Buyer.
     B. In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where it may be found, and that, subject to Section 5.4 B, upon consummation of the Closing, Buyer shall be deemed to have assumed all liability when such activities are performed.
     5.3 Environmental Representations. With respect to the Assets operated by Seller, to Seller’s knowledge, Seller has been in material compliance with and has not been and is not in any material respect in violation of or liable under, any Environmental Law. With respect to the Assets, Seller has not received any actual or threatened order, notice or other communication of any actual or potential violation or failure to comply with any Environmental Law.
     5.4 Environmental Liabilities and Obligations.
          A. Assumed Environmental Liabilities. Subject to Section 5.4 B, Buyer shall assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including without limitation any and all liability for (i) ground water contamination, (ii) NORM, (iii) man-made material fibers, or (iv) the obligation to plug and abandon all of the wells located on the Lands and reclamation of existing well sites on the Lands (collectively, the “Assumed Environmental Liabilities”).
          B. Retained Environmental Liabilities.
     The terms “Retained Environmental Liability” and “Retained Environmental Liabilities” refer to any Environmental Defects that satisfy all of the terms and conditions of this Section 5.4 B. Notwithstanding the provisions of Section 5.4 A above, if Buyer discovers or a third party asserts an Environmental Defect arising from an act, omission or other event which occurred prior to the Effective Time and the out-of-pocket cost of resolving such Environmental Defect, including the cost to Remediate in accordance with applicable Environmental Law, or damages incurred with respect thereto, exceeds $10,000.00, Buyer may notify Seller in writing as soon as possible after such discovery or claim but in no event later than December 31, 2008, to assume such Environmental Defect relating to such Environmental Defect in accordance with the terms of this Section 5.4 B. Such written notice shall describe the details known to Buyer of the Environmental Defect relating to such environmental liability and Buyer shall concurrently furnish to Seller all information available to Buyer related to such Environmental Defect. If Buyer timely notifies Seller of such Environmental Defects on or before December 31, 2008, then Seller shall retain the risk, cost, expense and liability related to such Environmental Defect. If Buyer fails to notify Seller in writing of any Environmental Defect on or before December 31, 2008, Buyer shall have waived and forfeited Buyer’s right to require Seller to retain the risk, cost, expense and/or liability relating to such Environmental Defect. With respect to any Environmental Defect of which Buyer timely notifies Seller, Seller shall have the option to (i) Remediate such Environmental Defect to Buyer’s reasonable satisfaction or (ii) reacquire the Asset affected by such Environmental Defect. If Seller elects to reacquire the affected Asset, Seller shall pay Buyer the Allocated Value of such Asset (reduced by the amount of net income, if any, from the affected Asset from the Effective Time to the date of reassignment) and Buyer shall reassign to Seller with special warranty of title the entire interests in the affected Asset previously assigned by Seller to Buyer hereunder, effective as of the Effective Time. Notwithstanding the provisions of this Section 5.4 B, Seller shall have no obligation under this Section 5.4 B unless the aggregate cost to Remediate all Environmental Defects exceeds $500,000.00, which amount is a threshold, not a deductible, and if such threshold is exceeded, the obligations provided in this Section 5.4 B shall be from the first dollar.
     5.5 Contested Environmental Defects. If Seller contests the existence of an Environmental Defect Seller shall notify Buyer in writing within five (5) days of its receipt of (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis of the rejection of the Environmental Defect. Within three business days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet and, either (i) mutually agree to reject the particular Environmental Defect or (ii) agree on the validity of such Environmental Defect. If the Parties cannot agree on either options (i) or (ii) in the preceding sentence, the Environmental Defect subject to the Rejection Notice shall be resolved in accordance with the arbitration procedures set forth in Section 14.7. If Seller fails to timely deliver a Rejection Notice, Seller shall be deemed to have accepted the validity of the Environmental Defect, and shall be deemed to have waived its own option to contest the Environmental Defect pursuant to this Section.
     5.6 Exclusive Remedies. The rights and remedies granted each Party in this Article, together with the indemnifications set forth in Article 14, are the exclusive rights and remedies against the other Party related to any Environmental Defect or other environmental matters.
ARTICLE 6
SELLER’S REPRESENTATIONS
     The Parties’ agreement with respect to Title Matters and Environmental Matters is set forth in Articles 4 and 5 respectively, and the provisions of those Articles set forth Seller’s representations with respect to Title Matters and Environmental Matters. Seller makes the following representations and warranties as of the execution of this Agreement and as of Closing:
     6.1 Company Representations.
          A. Corporate Representations. Seller is a Colorado limited liability company duly organized and validly existing and in good standing under the laws of the State of Colorado and is qualified to conduct business in the State of Kansas.
          B. Seller. Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed or to be executed by Seller in connection with the

Transaction. The execution, delivery, and performance by Seller of this Agreement and each other document executed or to be executed by Seller in connection with the Transaction and the consummation of the Transaction have been duly authorized by all necessary company action of Seller.
          C. No Violation. The execution and delivery of this Agreement does not (i) create a lien or encumbrance on the Assets that will remain in existence after Closing, (ii) violate or conflict with any provision of the governing documents of Seller, or any provision of any statute, rule or regulation applicable to Seller or the Assets or any material lease, contract, agreement, instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, or (iii) violate or conflict with any judgment, decree or order applicable to Seller.
     6.2 Authorization and Enforceability. This Agreement constitutes, and each other document executed and delivered by Seller in connection with the Transaction will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with its respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     6.3 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Buyer shall have any responsibility whatsoever.
     6.4 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller by any third party.
     6.5 Litigation. Other than the matters listed in Exhibit H, Seller has not received a written claim or written demand notice that has not been resolved that would adversely affect any of the Assets. There are no actions, suits, ongoing governmental investigations, written governmental inquiries or proceedings pending or, to the knowledge of Seller, threatened in writing against Seller or any of the Assets, in any court or by or before any federal, state, municipal or other governmental agency that relate to any of the Assets, or that would affect the Seller’s ability to execute and deliver this Agreement or to consummate this Transaction.
     6.6 Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other governmental agency outstanding against Seller related to the Assets.
     6.7 Compliance with Law. Other than the matters listed on Exhibit I, Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state, tribal or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.
     6.8 Material Agreements. Exhibit D is a list of all agreements, other than the Leases, that are material to the ownership and operation of the Assets (the “Material Agreements”). Seller has made available to Buyer all of the Material Agreements and Leases in Seller’s

possession. Seller has not received and has not given written notice of any material default under any of the Material Agreements that remains uncured.
     6.9 Hydrocarbon Sales Contracts. Except as set forth on Exhibit D, no Hydrocarbons from the Assets are subject to a sales contract (other than division orders or spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets. Proceeds from the sale of oil, condensate, and gas from the Assets are being received in all material respects by Seller in a timely manner and are not being held in suspense for any reason.
     6.10 Area of Mutual Interest and Other Agreements. To Seller’s knowledge, and except as listed on Exhibit D, no Asset is subject to (or has related to it) any area of mutual interest agreements or any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.
     6.11 Imbalance Volumes. There do not exist any gas imbalances other than those listed in Exhibit F (i) which are with gatherers, processors, or transporters or with co-tenants or working interest owners in a well, unit, or field, (ii) which are associated with the Assets, and (iii) where Seller has received a quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.
     6.12 Property Expenses. In the ordinary course of business, Seller has paid all Property Expenses attributable to the Assets as such Property Expenses become due, and such Property Expenses are being paid in a timely manner before the same become delinquent, except such Property Expenses as are disputed in good faith by Seller in a timely manner and for which Seller shall retain responsibility.
     6.13 Leases. Seller has not received a written notice of termination of any of the Leases or written notice of material default under the terms of any Lease that remains uncured.
     6.14 Receipt of Proceeds. Seller is currently receiving payment from all purchasers of production from the Assets in a timely manner, without suspense or any indemnity other than the normal division order warranty of title.
     6.15 Accuracy of Information. All Records and other documents relating to the Assets made available by Seller to Buyer are true and correct copies of documents contained in Seller’s files. All historical information and data reflecting volumes of oil and gas production from the Assets, and all historical lease operating expense, capital cost and revenue information and data, furnished by Seller to Buyer are true and correct, except for such inaccuracies as would not have a material adverse effect on the value of the Assets taken as a whole. The representations and warranties contained in this Section 6.15 shall not be construed to be representations and warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document.
     6.16 Permits. To Seller’s knowledge, Seller possesses all permits required to be obtained for conducting its business with respect to the Assets as presently conducted, and with respect to each such permit: Seller has not received written notice (i) of any violations of such permits that remains uncured or (ii) that such permit will not be renewed.
     6.17 Outstanding Commitments, AFEs and Invoices. Except (i) as currently reflected in the books and records of Seller and as will be reflected in the Preliminary Settlement Statement or (ii) as otherwise set forth in Exhibit J, (a) Seller has incurred no expenses, and has made no commitments to make expenditures (including any agreements that would obligate Buyer to make expenditures) in connection with the ownership or operation of the Assets after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing wells on the Assets, which operations are, individually, estimated to cost $25,000.00 or less, net to Seller’s interest, and (b) no proposals or authorities for expenditures (AFEs) are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the Assets for which consent is required under the applicable operating or unitization agreement, or to abandon any wells on the Assets, or to conduct any other operation on the Assets for which the estimated cost exceeds $25,000.00 net to Seller’s interest.
     6.18 Taxes. All taxes and assessments pertaining to the Leases based on ownership of the Leases for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid. All income taxes and obligations relating thereto prior to the Effective Time that could reasonably be expected to result in a lien or other claim against any of the Leases have been properly paid, unless contested in good-faith by appropriate proceeding.
     6.19 Hedging Arrangements. Except as set forth on Exhibit K, the Leases are not subject to any gas sales, gathering or transportation contracts which include provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden the Leases from and after the Closing Date.
     6.20 Surface Use Agreements. With the exception of Lease provisions, including provisions set forth in recorded addendums to Leases, there are no surface use agreements to which Seller is a party covering any portion of the Lands with the exception of the surface use agreements described on Exhibit D.
     6.21 Liens and Encumbrances. Except for the burdens and obligations created by or arising under the Leases and Permitted Encumbrances or as otherwise set forth on Exhibit L, there are no loan agreements, promissory notes, pledges, mortgages, guaranties, or liens which were secured by or constitute a lien or encumbrance on the Assets.
     6.22 Plugging and Abandonment Obligations. With the exception of the wells identified on Exhibit M, to Seller’s knowledge there are no wells which are required to be plugged and abandoned at the present time under applicable governmental laws, rules and regulations or the terms of any Lease or agreement to which Seller is a party.
ARTICLE 7
BUYER’S REPRESENTATIONS
     Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of Closing:

     7.1 Corporate Representations.
          A. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and its designee, Teton North America LLC, is duly qualified, or as of Closing will be duly qualified, to carry on its business in the State of Kansas.
          B. Buyer has or will have all requisite power and authority to own the Assets after Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other document executed in connection with the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other document executed by Buyer in connection with the Transaction, and the consummation of the Transaction, have been duly authorized by all necessary corporate action of Buyer.
          C. The execution and delivery of this Agreement does not (i) violate or conflict with any provision of Buyer’s governing documents, or any provision of any statute, rule or regulation applicable to Buyer or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate or conflict with any judgment, decree or order applicable to Buyer.
     7.2 Authorization and Enforceability. This Agreement constitutes, and each other document executed and delivered by Buyer in connection with the Transaction will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     7.3 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to this Transaction for which Seller shall have any responsibility whatsoever.
     7.4 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened against it before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate this Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including without limitation, the Assumed Liabilities.
     7.5 Financial Resources. Buyer has, and as of the Closing Date will have, sufficient cash available or borrowing capacity under its credit facility to pay in full the Cash Portion of the Purchase Price.
     7.6 Buyer’s Evaluation.
          A. Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.
          B. Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.
     7.7 SEC Filings; Financial Statements.
     Buyer has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2005 through the date of this Agreement (collectively, the “Buyer SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Buyer SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be. None of the Buyer SEC Reports (including any financial statements or schedules included or incorporated by reference therein) filed since January 1, 2005, contained or will contain, as the case may be, when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
     7.8 Valid Issuance of Teton Shares.
     The shares of Common Stock to be issued pursuant to this Agreement, the Warrants and the shares of Common Stock to be issued upon the exercise of the Warrants (assuming the payment of the applicable exercise price therefore) will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable federal and state securities laws. The shares of Common Stock to be issued pursuant to this Agreement, the Warrants and the shares of Common Stock to be issued upon the exercise of the Warrants will not be subject to any preemptive rights or similar rights of any holders of any security of Buyer.
     7.9 Capitalization.
     The authorized capital stock of Buyer consists of (i) 250,000,000 shares of Common Stock, of which 17,810,534 shares of Common Stock were issued and outstanding as of date of this Agreement, and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share, none of which shares of preferred stock have been designated or are issued and outstanding. All issued and outstanding securities of Buyer have been duly authorized and validly issued and the outstanding Common Stock is fully paid and non-assessable; and none of such securities were issued in violation of the preemptive rights of any holders of any security of Buyer.
ARTICLE 8
COVENANTS AND AGREEMENTS
     8.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer with respect to the conduct of Seller’s business between the Execution Date and the Closing Date as follows:
          A. Operations Prior to Closing. Seller will operate the Assets in a good and workmanlike manner and consistent with past practices, but Seller will not have any liability to Buyer for any loss or damage relating to its operations of the Assets except to the extent directly caused by the gross negligence or willful misconduct of Seller. Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing. Seller shall pay or cause to be paid its proportionate shares of all Property Expenses incurred in connection with the ownership or operations of the Assets. Seller will timely notify Buyer of proposed activities and major capital expenditures that could reasonably be expected to cost in excess of $25,000.00 per activity net to Seller’s interests conducted on the Assets and will keep Buyer timely informed of all material developments affecting any of the Assets.
          B. Restriction on Operations. Except in the case of an emergency, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of $25,000.00 with respect to the Assets. Without the prior written consent of Buyer, Seller shall not, except in connection with Seller’s ordinary course of business:
               1. enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing;
               2. commit to or incur any expenditures in excess of $25,000.00 (net to Seller’s interest) with respect to any part of the Assets;
               3. make any nonconsent elections with respect to operations affecting the Assets;
               4. abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

               5. modify or terminate any of the Material Agreements or waive or relinquish any right thereunder;
               6. agree to any renegotiated price, take or other terms under existing gas purchase agreements;
               7. agree to any credit or prepayment arrangement that would reduce the share of oil or gas deliverable with respect to the Assets following the Closing;
               8. enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than 30 days’ notice);
               9. create any material gas imbalance affecting the Assets; or
               10. encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets or sales of Hydrocarbons in the ordinary course of business.
     For the purposes of obtaining the written consents required in this Section 8.1, Buyer designates the person set forth in Section 16.2. Such consents may be obtained in writing in accordance with Section 16.2.
          C. Notification of Claims. Seller shall promptly notify Buyer of any suit, action or other proceeding before any court or governmental agency of which Seller receives written notice that relates to the Assets or that would reasonably be expected, in Seller’s judgment, to result in material impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that would reasonably be expected, in Seller’s judgment, to materially hinder or impede the operation of the Leases, arising or threatened in writing prior to the Closing.
          D. Existing Relationships. Seller shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.
          E. Buyer as Successor Operator. Seller shall use its commercially reasonable efforts to obtain sufficient consents of working interest owners prior to the Closing to cause Buyer to be elected as successor operator of the Assets currently operated by Seller.
     8.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:
          A. Replacement Bonds and Instruments. At Closing or as soon as practical thereafter, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets.

     8.3 Confidentiality.
          A. Information. All data and information, whether written or oral, obtained from Seller in connection with this Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement (collectively, the “Information”) is deemed by the Parties to be confidential and proprietary to Seller. From the Closing Date (and until one year from the Execution Date if Closing should not occur for any reason), except as required by law or applicable stock exchange rule, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement, all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish by competent proof was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by Buyer without the Information, provided that the person or persons developing the data shall not have had access to the Information. Upon Closing, the terms set forth in this Section 8.3 shall fully and finally supersede and replace the terms of that certain Confidentiality Agreement dated January 22, 2008, by and between Seller and Buyer.
          B. Return of Information. If this Transaction does not close on or before the date set for Closing, or such later date as agreed to by the Parties, Buyer shall (i) upon written request by Seller, return to Seller all copies of the Information in possession of Buyer obtained pursuant to any provision of this Agreement; (ii) not utilize or permit utilization of the Information to compete directly or indirectly with Seller; and (iii) destroy any and all notes, reports, studies or analyses and all data and information generated by Buyer to the extent based on or incorporating the Information. The terms of Sections 8.3.A., B., and C. shall survive termination of this Agreement.
          C. Injunctive Relief. Buyer agrees that Seller will not have an adequate remedy at law if Buyer violates any of the terms of Sections 8.3 A. and/or B. In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Sections 8.3.A. and/or B., or to obtain specific enforcement of such terms.
     8.4 Notice of Breach. If either Seller or Buyer develops or possesses information that leads it to believe that the other Party may have breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such potential breach so that it may attempt to remedy or cure such breach prior to Closing.
ARTICLE 9
TAX MATTERS
     9.1 Apportionment of Tax Liability. “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. The apportionment of Taxes between the Parties shall take place as an adjustment to the Purchase Price pursuant to Section 2.4 in the Preliminary Settlement Statement for Taxes for which information is available at Closing and pursuant to Section 13.1 in the Final Settlement Statement for all remaining

Taxes, using estimates of such Taxes if actual numbers are not available. Notwithstanding the foregoing, the Parties agree that ad valorem taxes assessed against the Assets for the 2007 tax year shall be paid by Seller in the amount to be estimated in the Final Settlement Statement (if the actual amount is not known at that time) pursuant to Section 13.1, and 2/12 of the ad valorem taxes assessed against the Assets for the 2008 tax year shall be paid by Seller in an amount to be estimated in the Final Settlement Statement pursuant to Section 13.1. Seller shall have no further liability for ad valorem taxes assessed against the Assets beyond that specified in the preceding sentence.
     9.2 Tax Reports and Returns. Seller agrees to file all Tax returns and reports applicable to the Assets for the period of time prior to the Closing Date. Buyer agrees to file all Tax returns and reports applicable to the Assets for the period of time after the Closing Date. The Party not filing any Tax return or report agrees to provide the Party filing the return or report with appropriate information which is necessary to file any required Tax reports and returns related to the Assets.
     9.3 Sales Taxes. Buyer shall be liable for and shall indemnify Seller for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.
     9.4 Tax Information. Within 30 days following the Closing Date, Buyer shall declare to Seller a proposed allocation of the consideration for the Assets. Within 30 days thereafter, Seller shall provide Buyer with any proposed changes to such allocation. Buyer and Seller shall attempt, in good faith, to resolve any disputes with respect to the proposed allocation within 15 days after Seller’s delivery of any disputed items. Buyer and Seller agree that they will each prepare and file an Internal Revenue Service Form 8594 reflecting their respective allocation of the consideration to be paid by Buyer to Seller hereunder to the Assets. The parties shall provide each other a completed copy of their respective Internal Revenue Service Form 8594 with respect to this transaction prior to filing such form with the Internal Revenue Service.
ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING
     10.1 Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
          A. All representations and warranties of Buyer contained in this Agreement are true in all material respects (considering this Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing. Buyer has or will have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects (except those covenants and agreements that have been waived by Seller)

and Buyer shall deliver a certificate to Buyer confirming the foregoing (the “Buyer Officer’s Certificate) and;
          B. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing.
     10.2 Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
          A. All representations and warranties of Seller contained in this Agreement are true in all material respects (considering the Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing. Seller has or will have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects (except those covenants and agreements that have been waived by Buyer) and Seller shall deliver a certificate to Buyer confirming the foregoing (the “Seller Manager’s Certificate”); and
          B. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing.
ARTICLE 11
RIGHT OF TERMINATION AND ABANDONMENT
     11.1 Termination. This Agreement may be terminated in accordance with the following provisions:
          A. by Seller if the conditions set forth in Section 10.1 are not satisfied through no fault of Seller, or are not waived by Seller, as of the Closing Date;
          B. by Buyer if the conditions set forth in Section 10.2 are not satisfied through no fault of Buyer, or are not waived by Buyer, as of the Closing Date; or
          C. Upon the mutual written consent of both Seller and Buyer.
     11.2 Liabilities Upon Termination.
          A. Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, Buyer shall disburse the Deposit to Seller, together with interest thereon, and Seller shall also have all other remedies available to it for Buyer’s wrongful failure to close hereunder. Buyer’s failure to close shall not be considered wrongful if Buyer has terminated this Agreement as of right under Section 11.1.
          B. Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing,

and Buyer is ready and otherwise able to close, Buyer shall be entitled to desegregate and keep the Deposit, together with interest thereon, immediately, or Buyer may pursue specific performance, and in any event Buyer shall have all other remedies available to it for Seller’s wrongful failure to close hereunder. Seller’s failure to close shall not be considered wrongful if Seller has terminated this Agreement as of right under Section 11.1.
ARTICLE 12
CLOSING
     12.1 Date of Closing. The “Closing” of this Transaction shall be held on or before April 25, 2008. The date the Closing actually occurs is called the “Closing Date.”
     12.2 Place of Closing. The Closing shall be held at the offices of Hogan & Hartson LLP, 1200 17th Street, Suite 1500, Denver, Colorado, 80202 at 9:00 a.m. Mountain Time or at such other time and place as Buyer and Seller may agree in writing.
     12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
          A. Seller shall execute, acknowledge and deliver to Buyer’s designee, Teton North America LLC, an Assignment, Bill of Sale and Conveyance with a special warranty of title by, through and under Seller in the form attached as Exhibit N conveying the Assets to Buyer as of the Effective Time.
          B. Seller shall execute, acknowledge and deliver to Buyer, assignments on the required governmental forms if necessary to convey any of the Assets to Buyer.
          C. Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.
          D. Buyer shall deliver the Closing Amount less the amount contained in the Segregated Account and less the amount to be wired to American National Bank as provided in Section 12.3 F. below, to the account at the bank designated by Seller in writing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.
          E. Buyer shall wire the funds in the Segregated Account to Seller.
          F. Buyer shall wire to American National Bank the amount specified in writing by Seller and such Bank as necessary to fully discharge the mortgages encumbering any of the Assets.
          G. Seller shall deliver to Buyer a fully executed and acknowledged release of all mortgages encumbering any of the Assets in sufficient number to be recorded in each county in which any of the encumbered Assets are located and all other documents necessary to terminate the security interests and liens referred to in Exhibit L.
          H. Buyer shall deliver to Seller’s members in the amounts set forth below certificates for the number of shares of Common Stock calculated in accordance with Section 2.1

B, and the Parties agree that the certificates delivered at closing shall have such restrictions as necessary to conform to applicable regulations.

Value of Stock Calculated Per
Member	Section 2.1 B
James A. Waechter III	$1,445,637
C. Roxanne Waechter	$1,445,637
Jay W. Decker	$3,559,817
Jonathan Linker	$3,559,817
Chris Gottschalk	$189,968
Brian Karlin	$189,968
George Mallon III	$46,970
Total	$10,437,814
          I. Buyer shall deliver to Seller the Buyer Officer’s Certificate in form and substance as set forth in Exhibit O.
          J. Seller shall deliver to Buyer the Seller Manager’s Certificate in form and substance as set forth in Exhibit P.
          K. Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form attached as Exhibit Q.
          L. Seller shall prepare, execute and deliver to Buyer appropriate letters-in-lieu of transfer orders.
          M. Buyer and Seller shall execute all documents necessary to transfer operations on the Seller operated Assets to Buyer or Buyer’s designated operator.
          N. [Intentionally omitted.]
          O. Buyer shall execute and deliver to Seller’s members in the amounts set forth below Warrant Agreements representing the Warrants, in form and substance as set forth in Exhibit R. The Warrants may not be exercised until after the ninetieth (90th) day following the Closing Date.

Member	Number of Warrants
James A. Waechter III	67,934
C. Roxanne Waechter	67,934
Jay W. Decker	167,285
Jonathan Linker	167,285
Chris Gottschalk	8,927
Brian Karlin	8,927
George Mallon III	2,207
Total	490,499
          P. Buyer and Seller’s members designated above as the recipients of the shares of Common Stock pursuant to Section 12.3 H. and the Warrants pursuant to Section 12.3 O. shall execute and deliver a Registration Rights Agreement, generally in form and substance as set forth in Exhibit S, and providing that Seller’s members agree to a six (6) month lock-up restriction on their ability to sell all securities received under this Agreement; provided, further, that beginning in the seventh month and for nine (9) months thereafter, Seller’s members agree to limit any sales, other than privately negotiated block sales, to no more than 15% of the shares held each month.
          Q. Buyer’s designee, Teton North America LLC, and Seller shall execute and deliver the JOA (as defined below).
ARTICLE 13
POST-CLOSING OBLIGATIONS
     13.1 Post-Closing Adjustments.
          A. Final Settlement Statement. As soon as practicable after the Closing, but in no event later than 90 days after Closing, Seller, with assistance from Buyer, will prepare and deliver to Buyer, in accordance with the principles set forth in Section 2.4, a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to each amount included in the Preliminary Settlement Statement, showing the calculation of such adjustment or payment and the resulting final closing amount (the “Final Closing Amount”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than 30 days after Buyer’s receipt of the proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall in good faith, try to resolve any differences with respect to the changes proposed by Buyer, if any, no later than 45 days after

Buyer’s receipt of the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Closing Amount is established following submission to binding arbitration shall be herein called the “Final Settlement Date.” If the Final Closing Amount is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Closing Amount is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within five days of the Final Settlement Date.
          B. Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Closing Amount by 45 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the Parties shall submit the dispute to determine the Final Closing Amount to binding arbitration to be conducted pursuant to Section 14.7.
     13.2 Records. Seller shall make the Records available for pick up by Buyer at Closing to the extent possible, but in any event, within five business days after Closing. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of six (6) years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.
     13.3 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to effect the Transaction.
ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION
     14.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities (as defined below) and subject to Section 14.5, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations with respect to the Assets (it being understood that the term “Assets” means an undivided sixty percent (60%) interest in the Undeveloped Properties), including, but not limited to, those accruing or relating to (i) the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the period from and after the Effective Time unless specifically stated otherwise below, including, without limitation, the obligations arising under the Material Agreements; (ii) the Assumed Environmental Liabilities; (iii) the obligation to plug and abandon all Wells and reclaim all well sites located on the Lands regardless of when the obligations arose; and (iv) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement (collectively, the “Assumed Liabilities”).
     14.2 Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Section  14.5, Seller retains all claims, costs, expenses, liabilities and obligations accruing or relating to (i) the Property Expenses (other than royalties, overriding royalties and Taxes) arising from or related to operation of the Assets prior to the Effective Time but only for the period from the Effective Time until March 1, 2009 at which time such liabilities become Assumed Liabilities; (ii) the payment of royalties, overriding royalties and Taxes attributable to the period of time prior to the Effective Time but only for the period from the Effective Time through December 31, 2008 at which time such liabilities become Assumed Liabilities; (iii) the Retained Environmental Liabilities; (iv) any injury or death to a human being attributable to the Assets and attributable to the period of time prior to, and including, the Closing Date; (v) employee-related claims of Seller attributable to the period of time prior to the Closing Date; and (vi) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement (subject to the limitations set forth in this Agreement) (collectively, the “Retained Liabilities”).
     14.3 Suspended Funds. At Closing Seller will transfer to Buyer all funds, if any, held by Seller in suspense owing to third parties on account of production from the Assets, together with identification of those funds on a well-by-well, and owner-by-owner basis, based on the information in Seller’s files. Buyer shall assume responsibility for the payment thereof to third parties entitled to the same, to the extent of the funds transferred, and shall indemnify and hold Seller harmless for claims related to or arising out of Buyer’s payment, mispayment or failure to make payment of such funds.
     14.4 Proceeds and Invoices for Property Expenses Received After the Settlement Date. After the Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Expenses paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Settlement Statement shall be settled as follows:
          A. Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons from the Producing Properties produced prior to the Effective Time shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons from the Producing Properties produced after the Effective Time shall be forwarded to Buyer.
          B. Property Expenses. Invoices for Property Expenses received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller, but only if such invoice is received by Seller prior to March 1, 2009. Invoices for Property Expenses received by Seller that relate to operations on the Assets after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.
     14.5 Indemnification.
          A. Survival; Termination of Indemnification. The representations, warranties, covenants and obligations of the Parties contained in this Agreement, or any Exhibit hereto, or other certificate or document delivered pursuant to this Agreement, shall survive the Closing hereunder and continue in full force and effect, all as set forth below. The obligations to indemnify and hold harmless any indemnified party pursuant to Sections 14.5 B and 14.5 C shall terminate when the representation or warranty that is the subject of the indemnification claim terminates. The representations and warranties contained in this Agreement shall terminate on the twelve (12) month anniversary of the Closing Date except (i) the agreements contain in Section 4.2 (as to title to Bartos and Carmichael Wells) which shall survive until March 1, 2009; (ii) the representations, warranties and agreements contained in Article 5 (Environmental Matters) which shall survive as provided therein through December 31, 2008; (iii) the representations and warranties contained in Sections 6.1 through 6.6 and Sections 7.1 through 7.9, which shall survive until the expiration of the applicable statute of limitations; (iv) Seller’s obligation for pre-Effective Time Property Expenses which shall terminate March 1, 2009 (other than for royalties and overriding royalties and Taxes); (v) Seller’s obligation for pre-Effective Time royalties, overriding royalties and Taxes which shall survive until December 31, 2008; and (vi) any representation or warranty as to which an Indemnified Party (as defined below) shall have, before the expiration of the applicable period, made a claim in accordance with this Section 14.5.
          B. Indemnification Provisions for Buyer’s Benefit. In the event (i) Seller breaches any of its representations or warranties contained in this Agreement or (ii) Seller breaches any of its covenants or obligations under this Agreement (including, but not limited to, its obligations with respect to the Retained Liabilities in Section 14.2) and in each case provided that Buyer makes a written claim for indemnification against and to Seller pursuant to Section 16.2 within any applicable survival period pursuant to Section 14.5 A, then in each case Seller shall be obligated to indemnify, defend and hold harmless Buyer and its affiliates, managers, directors, officers, stockholders, members and employees (collectively, the “Buyer Indemnitees”) from and against any and all Losses (as defined below) any Buyer Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (a) Seller shall not have any obligation to indemnify the Buyer Indemnitees from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty contained in this Agreement until the Buyer Indemnitees have suffered Losses by reason of all such breaches in excess of a $400,000.00 aggregate deductible (after which point Seller will be obligated only to indemnify the Buyer Indemnitees from and against further such Losses), and (b) there will be a $7,500,000.00 aggregate ceiling on the obligation of Seller to indemnify the Buyer Indemnitees from and against Losses resulting from, arising out of, relating to, in the nature of, or caused by breaches by Seller of this Agreement. The term “Losses” shall mean any actual losses, reasonable costs, reasonable expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against, but excluding any lost or prospective profits, special, consequential, punitive, exemplary or indirect damages.
          C. Indemnification Provisions for Seller’s Benefit. In the event (i) Buyer breaches any of its representations or warranties contained in this Agreement or (ii) Buyer breaches any of its covenants or obligations under this Agreement (including, but not limited to, its obligations with respect to the Assumed Liabilities in Section 14.1), and in each case provided that Seller makes a written claim for indemnification against and to Buyer pursuant to Section 16.2 below within any applicable survival period pursuant to Section 14.5 A, then in each case Buyer shall be obligated to indemnify, defend and hold harmless Seller and its affiliates, managers, directors, officers, stockholders, members and employees (collectively the “Seller Indemnitees”) from and against any and all Losses any Seller Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that (a) Buyer shall not have any obligation to indemnify the Seller Indemnitees from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty contained in this Agreement until the Seller Indemnitees have suffered Losses by reason of all such breaches in excess of a $400,000.00 aggregate deductible (after which point Buyer will be obligated only to indemnify the Seller Indemnitees from and against further such Losses), and (b) there will be a $7,500,000.00 aggregate ceiling on the obligation of Buyer to indemnify the Seller Indemnitees from and against the Losses resulting from, arising out of, relating to, in the nature of, or caused by breaches by Buyer of this Agreement.
          D. Exclusive Remedy. Except with respect to fraud by or on behalf of Buyer or Seller, Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 14.5 shall be the exclusive remedy of Buyer and Seller with respect to breaches under this Agreement; provided, however, that nothing stated in this Section 14.5 shall in any way limit or foreclose the availability to the Parties of specific performance or other equitable remedies.
          E. Determination of Adverse Consequences. The Parties shall make appropriate adjustments for the amount of any tax benefits and insurance coverage that may be available to any Indemnified Party with respect to an Indemnification Claim in determining the amount of any Losses and the amounts payable hereunder for purposes of this Section 14.5. All indemnification payments under this Section 14.5 shall be deemed adjustments to the Purchase Price.
     14.6 Indemnification Procedure. The indemnifications contained in this Agreement shall be implemented as follows:
     A. If any Buyer Indemnitee or Seller Indemnitee (an “Indemnified Party”) believes that it has suffered or incurred, or will suffer or incur, any Losses with respect to any matter (an “Indemnification Claim”) which may give rise to a claim for indemnification under Section 14.5, the Indemnified Party shall promptly notify the Party or Parties from whom indemnification is being claimed (the “Indemnifying Party”) in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
     B. Any Indemnifying Party will have the right to assume the defense of the Indemnification Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party at any time within 30 days after the Indemnified Party has given written notice to the Indemnifying Party of the Indemnification Claim; provided, however, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled, except with the consent of the Indemnified Party, to take any of the actions referred to the previous sentence unless: (i) the principal relief sought under the Indemnification Claim shall be monetary in nature; (ii) the Indemnifying Party shall have expressly agreed in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge such Indemnification Claim; and (iii) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may reasonably be expected to result from such Indemnification Claim.
     C. So long as the Indemnifying Party has assumed and is conducting the defense of the Indemnification Claim in good faith and in accordance with the terms of Section 14.6 B (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed), unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party (in which case the consent of the Indemnified Party shall not be required), and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).
     D. In the event none of the Indemnifying Parties assumes and conducts the defense of the Indemnification Claim in accordance with Section 14.6 C, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Indemnification Claim in any manner he, she or it reasonably may deem appropriate (but the Indemnified Party still shall obtain any consent from any Indemnifying Party in connection therewith) and (ii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer (including reasonable attorneys fees and expenses) resulting from, arising out of, relating to, in the nature of, or caused by the Indemnification Claim to the extent provided in Section 14.5.
     E. Regardless of which party assumes the defense of the Indemnification Claim, the Parties shall reasonably cooperate with one another in connection therewith.
     14.7 Dispute Resolution. The Parties agree to resolve all disputes concerning this Agreement pursuant to the provisions of this Section 14.7.
          A. Mediation
               1. If a dispute arises out of or in connection with this Agreement or the alleged breach thereof, and if the dispute cannot be settled through negotiation, the Parties hereby agree to submit all controversies, claims and matters of difference to mandatory mediation under the Commercial Mediation Rules of the American Arbitration Association. The party desiring mediation shall so notify the other party identifying in reasonable detail the matters to be mediated and the relief sought.
               2. The Parties agree to use a mediator provided by JAMS of Denver, Colorado. The mediator shall be entitled to a fee commensurate with his or her fees for professional services requiring similar time and effort. Each party shall be required to share the cost of the mediator and to bear their own costs of mediation, irrespective of the total amount of their Membership Interest. All matters mediated hereunder shall be mediated in Denver, Colorado; shall be governed by Colorado law, without reference to any choice of law rules; and

shall be conducted in accordance with the Commercial Mediation Rules of the AAA. The mediator shall conduct the mediation no later than sixty (60) days after submission of the matter to mediation. Any agreement reached in the mediation shall be memorialized in writing and signed by both Parties.
          B. Arbitration. If mediation is unsuccessful, the Parties agree to submit all Disputes to binding arbitration in Denver, Colorado, such arbitration to be conducted pursuant to the American Arbitration Association commercial rules (but need not be administered by the American Arbitration Association). The arbitration shall be governed by Colorado law and shall be held in Denver, Colorado. The arbitration shall be before a three-person panel of neutral arbitrators, consisting of one person picked by each side, and the two arbitrators so selected picking the third (with the panel so picked being the “Arbitrators”). Any disputes over the scope of discovery shall be determined by the Arbitrators. The Arbitrators shall conduct a hearing no later than 60 days after submission of the matter to arbitration, and the Arbitrators shall render a written decision within 30 days of the hearing. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the Arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the decision by the Arbitrators. The final decision shall be binding on the Parties, final and non-appealable, and may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall be borne 50% by Seller and 50% by Buyer. However, the Arbitrators may, in their discretion, award fees (including reasonable attorneys fees) and costs to the prevailing party.
     14.8 Reservation as to Non-Parties.
     Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.
ARTICLE 15
FUTURE OPERATIONS
     15.1 Joint Operations.
     The Parties agree to conduct all operations on the Undeveloped Properties and any other jointly owned lands within the area of mutual interest discussed in Section 15.2 below pursuant to the terms of the AAPL 1989 Model Form Operating Agreement in the form attached as Exhibit T (the “JOA”). The JOA will name Teton North America LLC as the operator.
     15.2 Area of Mutual Interest.
     Effective as of the Closing Date, the Parties agree to create an area of mutual interest (“AMI”) comprised of the following lands located in the State of Kansas:

          A. all of Barton County;
          B. all of Stafford County;
          C. the north half of Barber County;
          D. all of Rooks County;
          E. all of Graham County;
          F. all of Ellis County; and
          G. the north quarter of Rush County.
The AMI shall remain in force and effect as to all lands included within the AMI, for a period of 30 months commencing March 1, 2008. As used herein, a renewal or extension of any Lease means any renewal lease, extension or new lease covering all or any portion of, or any interest in, the area covered by an expiring lease taken before, or taken or contracted for within one year after, the expiration of the predecessor lease.
               During the term of the AMI and regarding lands within the area of the AMI, if any Party (“Acquiring Party”) acquires, renews or extends any oil and gas lease or any interest therein or acquires any royalties, overriding royalties, minerals, leased mineral interest or any farmout or other contract with respect thereto which affects lands lying within the AMI (Oil and Gas Interests), the Acquiring Party shall, in writing, advise the non-acquiring Party (“Offeree”) of such acquisition. The notice shall include a copy of all instruments of acquisition including, without limitation, copies of the leases, assignments, sub-leases, title reports and run sheets, farmouts or other contracts affecting the Oil and Gas Interest. The Acquiring Party shall also enclose an itemized statement of the actual out-of-pocket cost of the acquisition (“Acquisition Cost”). The Parties shall have the right to participate in Oil and Gas Interests on the basis of 60% to Buyer and 40% to Seller. It is the intent of the Parties with respect to the operation of Oil and Gas Interests within the AMI that Seller shall be primarily responsible for exploration, land acquisition, and seismic activities, with Buyer to have a reasonable right of input regarding each of these categories. It is further the intent of the Parties that Buyer shall consult with Seller as provided under the terms of the JOA.
               The Offeree shall have a period of 30 days after receipt of the notice within which to furnish the Acquiring Party written notice of its election to acquire its proportionate interest in the offered Oil and Gas Interest. However, if a well in search of oil or gas is being drilled by a third party within three miles of the offered Oil and Gas Interest, the Offeree shall have 10 days after hand delivery and personal receipt of the notice within which to elect to acquire its proportionate interest in the offered Oil and Gas Interest. In addition thereto, the Acquiring Party shall also furnish the Offeree with the approximate location of the well then being drilled and the name of the operator or drilling contractor drilling the well and specifically advise the Offeree that the Offeree shall have 10 days within which to elect to acquire an interest in the offered Oil and Gas Interest.
               If the Acquiring Party has not received actual written notice of election from the Offeree to acquire its proportionate interest within the 30-day or 10-day period, as applicable, such failure shall constitute an election by the Offeree not to acquire its interest in the Oil and Gas Interest. Promptly after the time for the election expires, the Acquiring Party shall invoice the Offeree electing to acquire an interest with its proportionate share of the Acquisition Cost. The Offeree shall promptly reimburse the Acquiring Party for its share of the Acquisition Cost as reflected by the invoice. Upon receipt of such reimbursement, the Acquiring Party shall execute and deliver an appropriate assignment to the Offeree of its proportionate interest in the Oil and Gas Interest, with special warranty of title, reserving no overriding royalty interest or other burdens other than those existing at the time of the acquisition by the Acquiring Party.
               If the Oil and Gas Interest covers lands both inside and outside the AMI, the Acquiring Party must only offer the Oil and Gas Interest inside the AMI to the Offeree. If both Parties do not acquire their proportionate interest in the Oil and Gas Interest, the Oil and Gas Interest so acquired shall not be subject to the terms of this Agreement. If two or more separate Oil and Gas Interests are included in the same notice, the Offeree shall have a separate right of election as to each separate Oil and Gas Interest.
ARTICLE 16
MISCELLANEOUS
     16.1 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating this Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.
     16.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice when received whether by (i) personal delivery, (ii) telecopy or facsimile transmission, (iii) mail or (iv) overnight courier. All notices shall be addressed as follows:
If to Seller:
Shelby Resources LLC
1658 Cole Boulevard, Suite 205
Lakewood, CO 80401
Attention: James A. Waechter III
Telephone: 720-274-4682
Fax: 720 274-4685
with a copy (which shall not constitute notice) to:
Hogan & Hartson LLP
1200 17th Street, Suite 1500
Denver, CO 80202
Attention: Mark Heimlich, Esq.
Telephone: 303-899-7300
Fax: 303-899-7333

If to Buyer:
Teton Energy Corporation
410 17th Street, Suite 1850
Denver, CO 80202
Attention: Mr. Dominic Bazile
Telephone: (303) 565-4600
Fax: (303) 565-4606
     Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.
     16.3 Amendments/Waiver. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.
     16.4 Assignment. If either Party assigns all or a portion of its rights and obligations under this Agreement, such Party shall remain responsible for all of its obligations under this Agreement, including without limitation, its indemnity obligations. No such assignment or obligation shall increase the burden on the non-assigning Party or impose any duty on the non-assigning Party to communicate with or report to any transferee, and the non-assigning Party may continue to look to the assigning Party for all purposes under this Agreement.
     16.5 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
     16.6 Counterparts/Fax Signatures. The Parties may execute this Agreement in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one instrument. Facsimile and PDF signatures are binding.
     16.7 Governing Law. This Agreement and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to any conflict of law provisions thereof.
     16.8 Entire Agreement. This Agreement, together with the Exhibits attached hereto and the Confidentiality Agreement, constitutes the entire understanding among the Parties, their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all prior written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.
     16.9 Knowledge. The “knowledge of a Party” shall mean for purposes of this Agreement, the actual, conscious knowledge of the Party at the time the assertion regarding knowledge is made. If the Party is a corporation, or other entity other than a natural person, such actual, conscious knowledge must be on the part of an officer of the corporation or other entity.
     16.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.
     16.11 Survival. Delivery of the Assignment, Bill of Sale and Conveyance at the Closing will not constitute a merger of this Agreement with such Assignment, Bill of Sale and Conveyance.
     16.12 Limitation on Damages. The Parties shall not have any liability to each other for any lost or prospective profits, special, consequential, punitive, exemplary or indirect damages arising out of or related to a Party’s acts or omissions.
     16.13 No Third-Party Beneficiaries. This Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement.
     16.14 Condition Precedent. A condition precedent to the effectiveness of this Agreement is signature by both Buyer and Seller. Unless and until both Buyer and Seller have executed this Agreement, the Agreement will not be legally binding.
     16.15 References, Titles and Construction. A. All references in this Agreement to Articles, Sections, Subsections and other subdivisions refer to corresponding Articles, Sections, Subsections and other subdivisions of this Agreement unless expressly provided otherwise.
          B. Titles appearing at the beginning of any of such Subdivisions are for convenience only and shall not constitute part of such Subdivisions and shall be disregarded in construing the language contained in such Subdivisions.
          C. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
          D. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neutral genders shall be construed to include any other gender.
          E. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
          F. Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

          G. The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.
          H. No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.
          I. All references herein to “$” or “dollars” shall refer to U.S. Dollars.
          J. This Agreement shall be null and void and of no effect unless it is signed by both Parties on or before March 28, 2008.
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